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                                                                    EXHIBIT 99.1

                     [GOLDMAN, SACHS & CO. LETTERHEAD]

December 6, 2000

Board of Directors
Security Capital Group Incorporated
125 Lincoln Avenue
Santa Fe, NM 87501

      Re: Amendment No. 1 to Registration Statement on Form S-4

              (Registration No. 333-47926) of Security Capital Group
              Incorporated.

Gentlemen:

   Reference is made to our opinion letter, dated September 26, 2000, with respect to the fairness from a financial point of view to Security Capital Group Incorporated (the "Company") of the consideration, consisting of the Purchase Price Shares and the Purchase Price Cash Amount (as defined therein), to be paid by the Company pursuant to the Transaction Agreement, dated as of September 26, 2000, by and among the Company, SC Realty Incorporated, an indirect wholly owned subsidiary of the Company, and Security Capital U.S. Realty (the "Transaction Agreement").

   The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with the transactions contemplated by the Transaction Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, or is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

   In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--Opinions of Financial Advisors," and "The Transaction--Opinion of Security Capital's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

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/s/ Goldman, Sachs & Co.
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  GOLDMAN, SACHS & CO.
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